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                                   CONFIDENTIAL


                        Master Preferred License Agreement

                                     Between

                              Syntroleum Corporation

                                       and

                                     Marathon



                            CONFIDENTIAL INFORMATION:

Use and distribution of this document is limited to the terms and conditions of the confidentiality agreement dated October 22, 1996 between Syntroleum Corporation and Marathon Oil Company.


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                        MASTER PREFERRED LICENSE AGREEMENT


     THIS LICENSE AGREEMENT is made and entered into as of this 7th day of MARCH, 1997 by and between Syntroleum Corporation, an Oklahoma corporation ("Licensor"), and Marathon Oil Company, an Ohio corporation ("Licensee").

                                    RECITALS

     A. WHEREAS, Licensor has developed and owns certain patent rights and technical information relating to the Conversion Process; and

     B. WHEREAS, Licensee desires to enter into a non-exclusive limited license with Licensor to use Licensor Patent Rights and Licensor Technical Information in practicing the Conversion Process in Licensed Facilities in the Licensed Territory.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

                               1.  DEFINITIONS

     The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof).

1.01 "AFFILIATE" means, with respect to each Party, any Person in which the Party or its parent company(ies) (one or more parent companies in an upward series) shall at the time in question directly or indirectly own a fifty percent (50%) or more interest in such Person. It is understood that: (i) a Party or its parent company(ies) directly owns a fifty percent (50%) or more interest in a Person if that Party or its parent company(ies) individually or collectively hold(s) shares carrying fifty percent (50%) or more of the

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voting power to elect directors or other managers of such Person, and (ii) a
Party or its parent company(ies) indirectly owns a fifty percent (50%) or more interest in a Person if a series of companies can be specified beginning with a Party or its parent company(ies), individually or collectively, and ending with such Person so related that each company of the series, except such Person, directly owns a fifty percent (50%) or more interest in a later company in the series.

1.02   "AGREEMENT" means this Master Preferred License Agreement.

1.03 "BARREL" means forty-two (42) gallons of two hundred thirty-one (231) cubic inches each, measured at sixty degrees Fahrenheit (60DEG.F) and one (1) atmosphere pressure.

1.04 "CHAIN-LIMITING CATALYST" means a type of catalyst for use in a Fischer-Tropsch Reaction the primary products of which are predominately hydrocarbon molecules of twenty (20) or fewer carbon atoms which remain liquid at ambient temperature and pressure.

1.05 "CONFIDENTIAL INFORMATION" means information, including any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, process or pilot plant data that is disclosed by one Party to the other Party and that is proprietary to the disclosing Party. All
Confidential Information delivered by either Party after the Effective Date will be classified in large bold letters "CONFIDENTIAL, Property of (owner)". Any verbalized Confidential Information communicated by either Party after the Effective Date will be memorialized in writing within thirty (30) days of the verbalization and likewise classified.

1.06 "CONFIDENTIALITY AGREEMENT" means the agreement between Licensee and Licensor, dated September 23, 1994.

1.07 "CONVERSION PROCESS" means any process for the conversion of normally gaseous hydrocarbons into a mixture of hydrocarbons which may be a combination of

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normally gaseous, liquid, or solid hydrocarbons at ambient temperatures and pressures and comprised of (a) autothermal reforming of a feed stream consisting substantially of gaseous hydrocarbons in the presence of air, or enriched air having an oxygen level of up to 53.5 volume percent, to create an intermediate feed stream containing carbon monoxide and molecular hydrogen, and (b) reacting the intermediate stream in the presence of Fischer-Tropsch catalyst to produce a product stream consisting of any combination of gaseous, liquid or solid hydrocarbons at ambient temperature and pressure. The Conversion Process includes all associated internal processes and technologies such as heat integration, separation, or the recycle, use, or consumption of hydrocarbons or other products. The Conversion Process does not include any technology related to (i) pre-treatment of the natural gas feedstock or (ii) post-processing the Fischer-Tropsch product stream for a purpose other than that defined above.

1.08 "EFFECTIVE DATE" means the date set forth in the first paragraph of this Agreement.

1.09 "FISCHER-TROPSCH CATALYST" means any catalyst for use in a Fischer-Tropsch Reaction including, but not limited to, Chain Limiting Catalyst and High Alpha Catalyst.

1.10 "FISCHER-TROPSCH REACTION" means the catalytic reaction of carbon monoxide and hydrogen, the primary products of which are hydrocarbons.

1.11 "HIGH ALPHA CATALYST" means a type of Fischer-Tropsch Catalyst, whose alpha number, as calculated by the Schulz-Flory distribution equation, is 0.85 or higher.

1.12 "INVENTIONS OR IMPROVEMENTS" means any process, formula, composition, device, catalyst (including both autothermal reforming catalysts and Fischer-Tropsch Catalysts), apparatus, technology, know-how, operating technique, improvement, modification, or enhancement relating to the use, operation, or commercialization of the Conversion Process, which is discovered, made, designed, developed or acquired by Licensee, solely or with others, since the date of the Confidentiality Agreement, or used in a Licensed Plant, in each instance whether patentable or not, including, without limitation, patents,

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copyrights, and Confidential Information and further including the full scope and content of the intellectual and tangible property included therein and produced therefrom, e.g., drawings, prints, chemical formulae, prototypes, data, computer programs and software, and the like. Inventions or Improvements shall not include any information relating to methods of manufacturing catalysts for use in the Conversion Process.

1.13 "LICENSE FEE" means the fee paid by Licensee to Licensor, as consideration for granting a license pursuant to a Site License Agreement to use Licensor Technology at a Licensed Plant, as calculated in accordance with ATTACHMENT 3 of this Agreement, and does not include fees related to the purchase of the associated Process Design Package for such Licensed Plant, any catalyst or any catalyst markup.

1.14   "LICENSED FACILITIES" means one or more Licensed Plants.

1.15 "LICENSED PLANT" means a plant (including modification, expansion or replace ment thereof) licensed to operate pursuant to a Site License Agreement issued under the terms of this Agreement, at a fixed site within the Licensed Territory with a design production capacity measured in Barrels of Syncrude per day, using or designed to use Licensor Technology to practice the Conversion Process to produce Marketable Products.

1.16 "LICENSED TERRITORY" means all the countries of the world and their respective territorial waters, except for United States of America, Canada, Mexico, the People's Republic of China, India, and any country that, from time to time, may be prohibited or restricted by the United States Government from receiving Licensor Technology or the products thereof.

1.17 "LICENSEE PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of Inventions or Improvements practiced in a Licensed Plant, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

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1.18   "LICENSEE TECHNICAL INFORMATION" means all unpatented Inventions or
Improvements practiced in a Licensed Plant, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

1.19 "LICENSOR CATALYST INFORMATION" means, without limit, information relating to any catalyst, catalyst formulation, conditioning procedure, start-up procedure, regeneration procedure, or performance considered to be proprietary by and to Licensor or acquired by Licensor which is useful in the practice of the Conversion Process and which has been used commercially or is ready for commercial use. Licensor Catalyst Information shall not include any information relating to methods for manufacturing catalysts for use in the Conversion Process.

1.20 "LICENSOR CATALYST PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of catalysts useable in the Conversion Process (including, without limitation, autothermal reforming catalysts and Fischer-Tropsch Catalysts) and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts, which are acquired by Licensor or are based on inventions conceived by Licensor prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Licensor has the right to grant licenses, immunities or licensing rights.

1.21 "LICENSOR PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of the Conversion Process (including, without limitation, any operating techniques and apparatus and expressly excluding Licensor Catalyst Patent Rights) which are acquired by Licensor or are based on inventions conceived by Licensor prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions,

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including the obligation to account to and/or make payments to others, under which Licensor has the right to grant licenses, immunities or licensing rights.

1.22 "LICENSOR TECHNICAL INFORMATION" means all unpatented information relating to the Conversion Process (including, without limitation, operating techniques and apparatus for carrying out the Conversion Process and expressly excluding Licensor Catalyst Information and Reactor Information) which (a) either (i) has been commercially used or (ii) is in a stage of development suitable for commercial use, and (b) has been made or acquired by Licensor prior to the termination of this Agreement; in each case to the extent that, and subject to, the terms and conditions, including the obligation to account to and/or make payments to others, under which Licensor has the right to disclose and grant rights to others.

1.23 "LICENSOR TECHNOLOGY" includes Licensor Technical Information and Licensor Patent Rights related to the practice of the Conversion Process and Licensor Catalyst Information and Licensor Catalyst Patent Rights related to the use of Licensor catalysts in the practice of the Conversion Process but expressly excluding the right to make, have made, or sell Licensor Catalysts.

1.24 "LUBRICANTS" means hydrocarbon base oils which can be made into, or blended with other base oils to be made into, without limit (a) automotive lubricating oils such as PCMO, HDD, transmission and hydraulic fluids, and gear oils; (b) industrial lubricants such as metalworking lubricants, process oils, white oils, agricultural spray oils, de-foamers, cutting and quenching oils, and rubber processing oils; (c) greases; (d) drilling fluids; or (e) any other specialty product agreed to by the Parties which is not a Marketable Product.

1.25 "MARKETABLE PRODUCTS" means finished hydrocarbon fuels, hydrocarbons consumed as fuel, or fuel blending stocks including, but not limited to, diesel, kerosene, gasoline, and naphtha processed from Syncrude and expressly excluding waxes, chemicals, Lubricants, or any other specialty hydrocarbon products and subject to the express condition that Marketable Products shall be:

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     (a)  produced from Syncrude at the Licensed Plant; or

     (b) produced from Syncrude at a separate facility operated by the Licensee, its Affiliates, or third Persons who are contractually committed to Licensee or its Affiliate to produce only Marketable Products from such Syncrude; or

     (c) produced at any location by any Person from a blended stream of Syncrude and at least 15% by volume of produced crude oil or condensate, in which the Syncrude, before any blending,

          (i) remains a liquid at sixty degrees Fahrenheit (60DEG.F) and one (1) atmosphere pressure or,

          (ii) has a chemical composition consisting of molecules having at least 85% by volume of which contain no more than 20 carbon atoms each and no more than 1% by volume of which contains more than 40 carbon atoms each; or

     (d) produced at any location by one Person from a blended stream of Syncrude and at least 40% by volume produced crude oil or condensate such that after blending the mixture is a transportable liquid, expressly excluding slurries.

Notwithstanding the above language in this SECTION 1.25, hydrocarbons consumed as fuel by Licensee or its Affiliates at locations which satisfy the conditions of SECTION 1.25 (a) or (b) above are Marketable Products, regardless of whether or not they happen to be waxes, chemicals, Lubricants, or any other specialty hydrocarbon products.

1.26 "PARTICIPATING INTEREST" means at least a ten percent (10%) working, net profits, equity, or other economic interest, owned directly or indirectly through another entity, in a Licensed Plant or Person owning or controlling a Licensed Plant, but excluding a contract for operation of such Licensed Plant.

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1.27   "PARTIES" means Licensor and Licensee.

1.28   "PARTY" means Licensor or Licensee.

1.29 "PERSON" means any natural Person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, other than the Parties.

1.30 "REACTOR INFORMATION" means all information, including but not limited to data, processes, plans, specifications, flow sheets, designs, and drawings, relating to the internal design or functions, including, without limitation, tube count, tube size and configuration and catalyst volume, relating to any Licensor autothermal reformer or Fischer-Tropsch reactor, which, at any time during the term of this Agreement, Licensor discloses to Licensee.

1.31 "REACTOR VENDOR" shall mean those fabricators approved by Licensor to perform the fabrication and/or maintenance and repair of autothermal reformer or Fischer-Tropsch reactors for installation and use in Licensed Facilities. Licensor may, from time to time, add or remove any vendor from being a Reactor Vendor.

1.32 "PROCESS DESIGN PACKAGE" means a compilation of text, figures, drawings and documentation, relating to the design and construction of a Licensed Plant, in the form as attached to the Site License Agreement and which may be modified from time to time by mutual consent of the Parties.

1.33 "SITE LICENSE AGREEMENT" means an agreement between the Parties, in the form attached to this Agreement as ATTACHMENT 4 and which may be modified from time to time by mutual written consent of the Parties, granting the right to build and operate a single Licensed Plant, specifying in each case the fixed site and the nominal design capacity, in Barrels of Syncrude produced per day.

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1.34   "START-UP DATE" means the first full calendar day following a five (5)
day period, after completion of catalyst pre-treatment and other preliminary operations, during which the applicable Licensed Plant produces quantities of Syncrude in an amount equal to at least 75% of the per-day design production capacity of such Licensed Plant averaged over such 5 day period.

1.35 "SYNCRUDE" means those hydrocarbons, having a chemical composition substantially consisting of molecules with five (5) or more carbon atoms each, produced using Licensor Technology in the practice of the Conversion Process at a Licensed Plant.

                                2.  LICENSE GRANTS

2.01 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, non-exclusive, non-transferable (except as provided in Section 2.05 and Article 8 right and license to use Licensor Patent Rights and Licensor Technical Information to design, construct, operate and maintain (including modify, expand and replace) Licensed Facilities under a separate Site License Agreement for each Licensed Plant, to practice the Conversion Process to manufacture Syncrude solely for the purpose of producing, using, and selling Marketable Products anywhere in the world.

2.02 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, non-exclusive, non-transferable (except as provided in SECTION 2.05 & ARTICLE 8) right to purchase from Reactor Vendors the appropriate Fischer-Tropsch and autothermal reforming reactors for use in the practice of the Conversion Process at a Licensed Plant. Licensee shall have no right to make, have made, or sell any reactor based on Reactor Information except as expressly provided in this SECTION 2.02.

2.03 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee (a) the right to purchase from Licensor the appropriate Fischer-Tropsch Catalyst and, from either Licensor or a catalyst vendor designated by Licensor, the appropriate autothermal reforming catalyst for use in the practice of the Conversion Process at a

Licensed Plant to manufacture Syncrude solely for the purpose of producing, using, and selling Marketable Products anywhere in the world and (b) a limited non-exclusive, non-transferable (except as provided in SECTION 2.05 &
ARTICLE 8) right and license under Licensor Catalyst Patent Rights and Licensor Catalyst Information to use such catalysts in the practice of the Conversion Process at a Licensed Plant to manufacture Syncrude solely for the purpose of producing, using, and selling Marketable Products anywhere in the world. The purchase price for any catalyst purchased by Licensee from Licensor shall be equal to the lowest of (a) Licensor's cost to produce or have produced such catalysts, plus a markup of twenty five percent (25%), or
(b) if, during the twelve (12) month period prior to a catalyst purchase by Licensee, the same catalyst (at comparable quantities) was sold by Licensor to a third party at a markup less than twenty five percent (25%), Licensee shall be entitled to the lower markup for its current catalyst purchase. Licensor will, no more than once per year, provide Licensee reasonable access to the relevant books of Licensor to verify the lowest markup for such catalyst. Licensee shall have no rights to make, have made, or sell any Licensor Fischer-Tropsch Catalyst or autothermal reforming catalyst, which is proprietary to Licensor. Beyond the initial catalyst fill, for a Licensed Plant, Licensee will have the right to buy replacement catalyst from other catalyst suppliers. If Licensor specifies in the Process Design Package an autothermal reforming catalyst commercially available from a third party, Licensee shall have the right to purchase such catalyst directly from a third party.

2.04 Upon Licensee's written request, Licensor will execute a Site License Agreement with respect to a specific proposed Licensed Plant if:

     (a) Licensee has a Participating Interest in the proposed Licensed Plant as represented in a Request for Site License Agreement (ATTACHMENT 1);

     (b) Licensee is current on all payments due under prior Site License Agreements for all Licensed Facilities under this Agreement in accordance with their respective terms;

     (c) there is not a material default under this Agreement for which Licensee is responsible resulting from or affecting more than one Licensed Plant; and

     (d) no Person having a Participating Interest in the proposed Licensed Plant is in material default under any agreement relating to Licensor Technology.

Until such time as the above conditions are satisfied, Licensee shall have no right or license to use Licensor Technology at the proposed Licensed Plant.

2.05 During the term of this Agreement, Licensee may extend this Agreement to any Affiliate, provided that Licensee shall first notify Licensor in writing of any such extension and the acceptance of such extension by such Affiliate pursuant to this SECTION 2.05. The Affiliate to which this Agreement may be extended by Licensee shall be subject to and shall accept in writing (in the form set forth in ATTACHMENT 2) the same obligations to which Licensee is subjected under this Agreement and all terms and conditions of this Agreement shall apply to such Affiliate with respect to its obligations and its rights (except the right of extension as set forth in this SECTION 2.05) as if such Affiliate had entered into this Agreement with Licensor effective as of the date of such extension. Licensee warrants to Licensor the full performance by such Affiliate of the obligations which are imposed upon such Affiliate as a result of such extension of this Agreement and, notwithstanding any such extension, Licensee shall still be liable to Licensor for all sums which become due from such Affiliate to Licensor and for any default by such Affiliate in the performance of its obligations under this Agreement.

                             3.  TECHNICAL ASSISTANCE

3.01 Licensee shall purchase and Licensor agrees to furnish to Licensee, or to a contractor designated by Licensee, a Process Design Package for each Licensed Plant according to the terms specified in SECTION 5.03 of this Agreement.

3.02 Reactor Information necessary for each Licensed Plant shall be excluded from the Process Design Package. However, those elements of Reactor Information which are necessary to fabricate such reactors will be provided by Licensor directly to the Reactor Vendors selected by Licensee to manufacture the autothermal reformer and Fischer-Tropsch reactors from Licensor's then current list of Reactor Vendors. Licensor may, from time to time, add or remove any Reactor Vendor.

3.03 Except as may be set forth in a Process Design Package, the obligations of Licensor under this Agreement do not include the performing of any basic or detailed design, engineering, training, consulting, start-up, operating or maintenance services with respect to any Licensed Plant. Licensor's responsibilities for any such services in the design, construction and operation (including maintenance) of any Licensed Plant shall be as set forth in one or more separate written engineering services agreement(s) (if any) between Licensor and Licensee specifically applicable to each Licensed Plant.

3.04 Licensor agrees to disclose to Licensee, upon reasonable request but at least once a year, improvements or inventions developed by Licensor relating to Licensor Technology which have been commercially used or which Licensor determines are in a stage of development suitable for commercial use. Licensor shall permit Licensee to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of internal streams and/or Syncrude at Licensor's pilot plant which are applicable to such improvements or inventions.

3.05 Licensee shall provide Licensor 90 days advance written notice of the anticipated Start-up Date for each Licensed Plant. Licensee agrees to permit Licensor and/or its representatives access to Licensee's Licensed Plants at reasonable and convenient times, for inspection and if requested by Licensee, training, by representatives of Licensor. Licensor shall have the right to charge Licensee a reasonable fee for any training as may be agreed with the Licensee on a case by case basis.

                           4. LICENSEE GRANTS TO LICENSOR

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4.01   Licensor may, no more than one (1) time per year, request and Licensee agrees to disclose to Licensor in writing any Inventions or Improvements related to the Conversion Process.

4.02 Subject to the terms and conditions of this Agreement, Licensee grants to Licensor a limited, non-exclusive, irrevocable, royalty free, worldwide
(i) right and license under Licensee Patent Rights and (ii) right and license to use Licensee Technical Information for the design, construction, operation and maintenance (including modify, expand and replace) of facilities practicing the Conversion Process, together with the right to grant corresponding sublicenses of the Licensee Patent Rights and the use of Licensee Technical Information, to other licensees of Licensor Technology, provided that any such licensee to whom a sublicense is to be granted shall have granted reciprocal rights to Licensor to use and grant sublicenses under such licensee's patent rights and technical information for the benefit of Licensee. Licensee shall have the right to charge Licensor a reasonable fee for any training with respect to Licensee Patent Rights and Licensee Technical Information as may be agreed with the Licensor on a case by case basis.

4.03 Should Licensee, during the term of this Agreement, make any patentable Inventions or Improvements, Licensee may, at its sole discretion, file patent applications with respect to such Inventions or Improvements in its own name and at its own expense, and take such other steps as are necessary, in the sole judgment of Licensee, to protect its rights in such Inventions or Improvements. In the event Licensee declines to file any patent application with respect to any Inventions or Improvements, it shall promptly notify Licensor in a timely manner to allow Licensor, at its sole discretion, to file such patent application at its sole expense, and to take such other steps as are necessary, in its judgment, to protect the Parties' rights in such Inventions or Improvements, subject to Licensee's obligation to account to third parties therefor and provided that title to such Inventions or Improvements shall remain in Licensee.

4.04 Licensor and Licensee each agree that they will take all actions and execute all documents and shall cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this ARTICLE 4 or to assist each other in the preparation, filing and prosecution of patent applications or securing such protection referenced in this ARTICLE 4 when so requested.

4.05 Licensee shall permit Licensor and/or its representatives to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of internal streams and/or Syncrude which are applicable to Licensee's Inventions or Improvements at any Licensed Plant incorporating such Inventions or Improvements.

4.06 Licensee agrees to provide, from time to time and upon request by Licensor, samples of Marketable Products as they are produced by any of Licensee's Licensed Plants to verify compliance with this Agreement. Licensor agrees to limit its analysis of samples of Marketable Products to those analyses necessary to determine compliance with the definition of Marketable Products.

                            5.  LICENSE AND OTHER FEES

5.01 In consideration for the rights granted to Licensee by Licensor under this Agreement, Licensee shall pay Licensor a non-refundable amount of upon execution of this Agreement. This amount shall be fully credited against the in License Fees payable by Licensee to Licensor or as provided in ATTACHMENT 3.

5.02 Licensee agrees to pay fees to Licensor in accordance with ATTACHMENT 3 for each Licensed Plant.

5.03 In addition to the amounts to be paid by Licensee to Licensor under SECTIONS 5.01 and & 5.02, Licensee agrees to pay Licensor for each Process Design Package, a fee equal to the costs actually incurred by Licensor in preparing the Process Design Package, plus 10% of the total of such actual cost. Such fee shall be invoiced by Licensor to Licensee after delivery of a Process Design Package and payment shall be due within 30 days from receipt of invoice by Licensee.

5.04 All amounts payable under this Agreement shall be paid by Licensee to Licensor at Licensor's address specified in SECTION 10.07, or to an account at a bank specified by Licensor, in dollars of the United States of America.

5.05 In the event Licensee is required to withhold any taxes from amounts payable to Licensor under this Agreement, Licensee agrees to provide Licensor at the time of such withholding with a receipt or other evidence reflecting the deposit of such taxes with the appropriate governmental agency.

5.06 With respect to each Site License Agreement under this Agreement, if the Licensee's Participating Interest at the time of execution of the Site License Agreement results in the Licensed Plant being classified as a Standard Licensed Plant, regardless of whether the license is executed by Licensee or an Affiliate of Licensee, Licensor agrees to refund to Licensee that portion of the License Fee equal to the difference between the Preferred Royalty Rate and the Market Royalty Rate, as defined in Attachment 3 of this Agreement, pro-rated by Licensee's or Affiliate's share of the entire Participating Interest.

                           6.  WARRANTIES AND INDEMNITIES

6.01 Licensor represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma, United States of America, and has full power and authority to enter into and perform its obligations under this Agreement, including the right to grant the rights and licenses as set forth in ARTICLE 2. The execution, delivery and performance of this Agreement and all documents relating hereto by Licensor have been duly and validly authorized by all requisite corporation action and constitute valid and binding obligations of Licensor enforceable in accordance with their respective terms.

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6.02   Licensee represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of Ohio, United States of America, and has full power and authority to enter into and perform its obligations under this Agreement including the right to grant the rights and licenses as set forth in ARTICLE 4. The execution, delivery and performance of this Agreement and all documents relating hereto by Licensee have been duly and validly authorized by all requisite corporate action and constitute valid and binding obligations of Licensee enforceable in accordance with their respective terms.

6.03 Except as otherwise expressly set forth in this Agreement or other written agreement between the Parties, LICENSOR MAKES NO AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRENTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND TO LICENSEE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION WITH RESPECT TO USE OF LICENSOR TECHNOLOGY AS AUTHORIZED HEREUNDER.

6.04 EXCEPT FOR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION UNDER THIS AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, EVEN IF LICENSOR OR LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BUT IF A PARTY IS FOUND LIABLE, DESPITE THE ABOVE LANGUAGE, TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES THEN THE MAXIMUM LIMIT OF SUCH DAMAGES IS AGREED TO BE $5,000.

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6.05   A Party will promptly advise the other Party in writing of any claim made or lawsuit alleging infringement of any patent or copyright or misappropriation of Confidential Information based on the design, construction and/or operation of Licensed Facilities (including Syncrude or Marketable Products produced from Licensed Facilities).

     (a) If Licensee has made a modification to the Process Design Package, with respect to a Licensed Plant, and infringement or misappropriation by such Licensed Plant would not exist in the absence of Licensee's arising out of such modification, Licensee will be solely responsible for any claim or lawsuit but only to the modifications made by Licensee. Licensee will (i) promptly undertake at its own expense the defense of the claim or lawsuit, and (ii) hold Licensor, its Affiliates, and their officers, directors, and employees harmless from any liability, damages and other sums that may be assessed in or become payable under any decree or judgment by any court or other tribunal which results from such claim or lawsuit.

     (b) If the design, construction and/or operation of a Licensed Plant which is the basis for alleged infringement or misappropriation, is in accordance with the designs, specifications and operating conditions (including, but not limited to, catalysts) embodied in the Process Design Package for such Licensed Plant, Licensor will (i) promptly undertake at its own expense the defense of the claim or lawsuit, and (ii) hold Licensee, its Affiliates, and their officers, directors, and employees harmless from any liability, damages and other sums that may be assessed in or become payable under any decree or judgment by any court or other tribunal which results from such claim or lawsuit.

     (c) A Party will render all reasonable assistance that may be required by the other Party in the defense of claim or lawsuit alleging infringement or misappropriation and such Party shall have the right to be represented therein by advisory counsel of its selection and at its expense.

     (d) In the event a court or other tribunal finds that infringement and/or misappropriation has occurred not as a result of Licensee's modifications, Licensor shall have the option, at its sole expense, to either (i) provide designs, specifications and/or operating conditions (including, but not limited to, catalysts) and make modifications to the Licensed Plant which avoid such infringement and/or misappropriation without degrading the economics or performance of the Licensed Facilities, or (ii) acquire the right to continue using the design, construction and operating conditions (including, but not limited to, catalysts), which were the subject of such infringement and/or misappropriation.

     (e) Except as provided in (d) above, a Party shall not settle or compromise any claim or lawsuit alleging infringement or misappropriation without the written consent of the other Party if such settlement or compromise obligates the other Party to make any payment or part with any property, to assume any obligation or grant any licenses or other rights, or to be subject to any injunction by reason of such settlement or compromise.

6.06 Licensor agrees to indemnify and hold harmless Licensee, its Affiliates, and their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for patent infringement, trade secret misappropriation, property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of the use of Licensee Patent Rights and Licensee Technical Information in a plant operated by Licensor or Person under license from Licensor.

6.07 Licensor agrees to indemnify and hold harmless Licensee, its Affiliates, their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of acts or omissions in the preparation and content (including design, engineering, and specifications) of the Process Design Package for the Licensed Facilities.

6.08 Licensee agrees to indemnify and hold harmless Licensor, its Affiliates, their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of acts or omissions outside the scope of or any modification to the content (including design, engineering, and specifications) of the Process Design Package for the Licensed Facilities.

6.09 Licensor's total obligation and liability to indemnify and hold Licensee harmless for any and all claims (i) under this ARTICLE 6, including but not limited to all expenses incurred by Licensor in assuming Licensee's defense, making modifications to the Licensed Plant and for paying any judgments or settlements on Licensee's behalf, or for any other reason contemplated by this ARTICLE 6, (ii) for failure to meet any process guarantees that may have been provided under a separate agreement, or (iii) for any other indemnification made by Licensor pursuant to this Agreement, shall in no event exceed 50% of the total License Fees received from the Licensee for any Licensed Plant that is subject to the above claims.

6.10 Licensee's total obligation and liability to indemnify and hold Licensor harmless for any and all claims (i) under this ARTICLE 6 including but not limited to all expenses incurred by Licensee in assuming Licensor's defense and for paying any judgments or settlements on Licensor's behalf, or for any other reason contemplated by this ARTICLE 6, or (ii) for any other indemnification made by Licensee pursuant to this Agreement, shall in no event exceed 50% of the total License Fees received by Licensor from Licensee for any Licensed Plant that is subject to the above claims.

                        7.  CONFIDENTIALITY AND LIMITATIONS

7.01 Licensee agrees that any Confidential Information disclosed by Licensor or an Affiliate directly or indirectly to Licensee during the period from the date of Licensee's execution of the Confidentiality Agreement through the term of this Agreement, will be kept confidential by Licensee for a period of fifteen (15) years after the date of each disclosure, but not to exceed five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensee uses to protect its own similar confidential information and, except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated (except for internal use), and will be used by Licensee solely as it relates to this Agreement, and for no other purpose, including Licensee's research, development or commercial activities related to the Conversion Process for its own account. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensee may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by this Agreement.

7.02 Licensor agrees that any Confidential Information disclosed by Licensee or an Affiliate directly or indirectly to Licensor during the term of this Agreement will be kept confidential by Licensor for a period of fifteen (15) years after the date of each disclosure, but not to exceed five
(5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensor uses to protect its own similar confidential information, and except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated, and will be used by Licensor solely in the development, marketing and licensing of the Conversion Process, and for no other purpose. Licensor may disclose such Confidential Information to third parties who have executed a secrecy agreement with confidentiality terms similar to the confidentially provisions this Agreement. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensor may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by the relevant provisions of this Agreement.

7.03   A Party shall not be subject to the restrictions set forth in SECTIONS
7.01 and 7.02 as to the disclosure, duplication or use of disclosed Confidential Information, which the receiving Party can prove by competent evidence (a) was already known to the receiving Party or an Affiliate prior to the disclosure thereof by the disclosing Party; (b) is or becomes part of the public knowledge or literature without breach of this Agreement by the receiving Party but only after it becomes part of the public knowledge or literature; (c) shall otherwise lawfully become available to the receiving Party or an Affiliate from a third party but only after it becomes so available and provided the third party is not under obligation of confidentiality to disclosing Party; or (d) is developed by the receiving Party or an Affiliate independently of any disclosure by the disclosing Party to the receiving Party or an Affiliate under this Agreement or independently of any joint research and development activities of Licensee and Licensor which may occur under a separate agreement. Any Confidential Information disclosed shall not be deemed to fall within the confidentiality exceptions of this SECTION 7.03 merely because it is embraced by more general information. In any such case set forth in SECTION 7.03(a), (b), (c), and
(d), the receiving Party shall not disclose to any third party that any such information was also made available to or acquired by the receiving Party or an Affiliate from the disclosing Party, and such release from the secrecy obligation shall not be considered as a license to make, sell, use or operate under any of the disclosing Party's proprietary rights.

7.04 The receiving Party shall limit access to the Confidential Information disclosed to it to those employees of the receiving Party or an Affiliate who reasonably require the same and who are under a legal obligation of confidentiality on the terms set forth in SECTION 7.01 and SECTION 7.03. The receiving Party shall be responsible to the disclosing Party for the performance by its employees of their confidentiality obligations. The receiving Party shall keep a record of any Confidential Information marked "Limited Access" and the identity of each employee who has access to Confidential Information so marked. The receiving Party shall inform the other Party of the identity of each such employee within 30 days of disclosure.

7.05 The Parties agree that they will each take all actions and execute all documents, and shall cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this ARTICLE 7 or to assist each other in securing protection of intellectual property and Confidential Information referenced in this ARTICLE 7.

7.06 With respect to any catalyst furnished by Licensor to Licensee for use by Licensee at the Licensed Facilities, Licensee will not, and Licensee will not allow any other Person to, analyze, break down, reverse engineer or otherwise seek to determine the chemical composition, except for loss on ignition and bulk density, of any such catalyst, except that Licensee shall be entitled to (a) perform analyses that Licensor may from time to time specifically authorize in writing, to the extent required for monitoring the performance of the Licensed Facilities and for regeneration, reclamation or disposal of spent catalysts, such authorization not to be unreasonably withheld, and (b) provide results of the aforementioned analyses to other parties to the extent required for regeneration, reclamation or disposal of spent catalysts, but only after such other parties have entered into an agreement with Licensor in a form attached hereto as EXHIBIT E of the attached Site License Agreement . Licensor will be provided with a copy of all such analyses which has been approved in writing prior to release to other parties.

                            8.  ASSIGNMENT AND TRANSFERS

8.01 Except for assignment to an Affiliate, which may be made without written consent of Licensor, this Agreement shall not be assignable by Licensee without the prior written consent of the Licensor, which consent will not be unreasonably withheld. Licensee will promptly notify Licensor in writing of any assignment to an Affiliate. Except for assignment to an Affiliate, any attempted assignment of this Agreement by Licensee without consent of Licensor shall be void.

8.02 In the event of the transfer of Licensee's Participating Interest in any Licensed Plant to another Person other than an Affiliate, Licensee shall obtain such Person's unconditional execution of the Site License Transfer Letter set forth in EXHIBIT F, and submit such Letter to Licensor, whereupon if Licensor gives its written consent, such consent not to be unreasonably withheld, then such Person to whom such Site License Agreement shall have been transferred shall be substituted for Licensee for all purposes in connection with such Licensed Plant. Licensor's refusal to consent may be justified by Licensor's reasonable concern that assignee will not comply with the terms of this Agreement. A transfer of Licensee's Participating Interest does not relieve Licensee of its confidentiality obligations under this Agreement with respect to Confidential Information associated with such transferred Participating Interest.

                              9.  TERM AND TERMINATION

9.01 This Agreement shall extend for a period of fifteen (15) years following the Effective Date and shall then continue on a year-to-year basis until terminated at the end of any calendar year by either Party on sixty
(60) days prior written notice to the other Party.

9.02 Upon the written notice from Licensor to Licensee of any material default under this Agreement, other than as noted in SECTION 2.04 (c), all rights of Licensee under SECTION 2.04 of this Agreement, shall be suspended until such default is cured by Licensee.

Licensee's or an Affiliate's right to operate any Licensed Plant which is in compliance with its Site License Agreement shall not be affected by either a default under this Agreement or a default under another Site License Agreement for another Licensed Plant. If a material default under this Agreement shall continue for a period of one year following written notice of such default to Licensee from Licensor without being cured by Licensee, then Licensor shall have the right to terminate this Agreement upon written notice to Licensee. The actions by Licensor under this SECTION 9.02 shall not prejudice Licensor from enforcing any claim which it may have for damages or otherwise on account of the default.

9.03   Termination of this Agreement shall not:

       (a) relieve Licensee of its obligations to account for and pay all amounts due Licensor under this Agreement and all Site License Agreements executed by Licensee under this Agreement;

       (b) affect any rights granted Licensee under Site License Agreements in effect on the date of termination;

       (c) affect any rights granted under ARTICLE 4 with respect to Licensee Patent Rights and Licensee Technical Information, which shall survive termination in accordance with its terms; or

       (d) affect the obligations of Licensor and Licensee under ARTICLES 6 and 7 and SECTIONS 8.02 and 10.02, which shall survive termination in accordance with their terms.

9.04 Except as provided in SECTION VI of ATTACHMENT 3, no Party to this Agreement shall be in default in performing its obligations under this Agreement to the extent that performing such obligations, or any of them, is delayed or prevented by revolution, civil unrest, strike, labor disturbances, epidemic, accident, fire, lightening, flood, storm, earthquake, explosion, blockage or embargo, or any law, proclamation, regulation or ordinance, or any other cause that is beyond the control and without the fault or negligence of the Party asserting the benefit of this SECTION 9.04. Each Party shall do all things reasonably possible to remove the cause of such default.

9.05 Licensee shall have the right to terminate this Agreement in its sole discretion, with or without cause, upon the delivery of written notice of termination to Licensor no less than 90 days prior to the date of such termination.

                                 10.  MISCELLANEOUS

10.01 This Agreement embodies the entire intent of the Parties and merges all prior oral and written agreements between the Parties hereto with respect to subject matter hereof, except for the Confidentiality Agreement between Marathon Oil Company and Licensor, dated September 23, 1994, the Non-Disclosure Agreement dated October 18, 1994, the Convertible Debenture Purchase and Stock Option Agreement dated January 17, 1996, and the Intellectual Property Agreement dated March 7, 1997. No stipulation, agreement, representation or understanding of the Parties hereto shall be valid or enforceable unless contained or referenced in this Agreement or in a subsequent written agreement signed by the Parties hereto. In the event of a conflict between this Agreement and a Site License Agreement executed pursuant to this Agreement, this Agreement will govern.

10.02 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The Parties expressly and irrevocably consent and submit to the jurisdiction of any state or federal court sitting in the states of Texas or Oklahoma and agree that, to the fullest extent allowed by law, only such Texas or Oklahoma courts, to the exclusion of all others, shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Parties each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in, the states of Texas or Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon any Party by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as Personal service in the States of Texas or Oklahoma.

10.03 This Agreement does not grant and shall not be construed as granting any license, authorization or consent, to either Party by the other Party hereto, to use any name, trademark, service mark or slogan of the other Party. A Party shall not use the other Party's name without written consent, except for the identification of the other Party as a Licensee or Licensor of Licensor Technology. The terms of this Agreement will be maintained in confidence by each Party subject to the same standard of care each Party uses to protect its confidential information, except as required by law. A press release which includes the name of the other party must have prior written approval of the other Party, except as required by law.

10.04 Failure of either Licensor or Licensee at any time or from time to time to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party's obligations hereunder shall not be deemed a waiver of or to limit any of such rights or obligations with respect to such rights or obligations or any subsequent occurrence.

10.05 Licensee agrees that all Licensor information, technology, patents, and the product produced directly by the use thereof, when used outside the United States of America, shall be used by Licensee subject to and in accordance with regulations of any department or agency of the United States of America and shall not be re-exported or trans-shipped to any destination requiring the approval of the United States Government for such re-exportation or trans-shipment until a request to do so has been submitted to and approved by the United States Government and Licensor.

10.06 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any state or of the United States of America or of any foreign country, the validity of the remaining parts or provisions shall not be affected by such holding.

10.07  All notices hereunder shall be addressed to the Parties as follows:

(a)    If to Licensor:

       Syntroleum Corporation
       400 S. Boston, Ste. 1000
       Tulsa, Oklahoma  74103
       Fax No.: (918) 592-7979
       Phone No.: (918) 592-7900
       ATTN:  Kenneth L. Agee

       with copy to:

       S. Erickson Grimshaw, Esq.
       Pray, Walker, Jackman, Williamson & Marlar
       900 Oneok Plaza
       100 W. 5th Street
       Tulsa, Oklahoma  74103-4218
       Fax No.: (918) 581-5599
       Phone No.: (918) 581-5500

(b)    If to Licensee:

       Marathon Oil Company
       P.O. Box 3128
       Houston, Texas 77253-3128
       Fax No.: (713) 296-3170
       Phone No.: (713-296-3126

       Attn.:  J. A. Turley




       with copy to:

       J.L Hummel
       Marathon Oil Company
       P.O. Box 269
       Littleton, CO 80160-0269

Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be deemed to have been sufficiently given for all purposes hereof if mailed by registered or certified mail, postage prepaid, addressed to such Party at its address indicated above, electronically transmitted and acknowledged by the other Party or by actual delivery of written notice to the other Party.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.


                                   Licensor
                                   SYNTROLEUM CORP.



                                   By: /s/ Mark A. Agee
                                       ------------------------------------
                                          Mark A. Agee, President/COO

                                   Date:  March 7, 1997
                                        -----------------------------------



                                   Licensee
                                   MARATHON OIL COMPANY



                                   By: /s/ J. A. Turley
                                       ------------------------------------
                                   Name:  J.A. Turley

                                   Title: Manager, Engineering and Technology

                                   Date:  March 7, 1997
                                        -----------------------------------